Exhibit (h)(k)(1)
AMENDMENT TO THE
SECURITIES LENDING AUTHORIZATION AGREEMENT
     THIS AMENDMENT TO THE SECURITIES LENDING AUTHORIZATION AGREEMENT (the “Amendment”) effective May 8, 2013, between Pacific Select Fund, on behalf of the Long/Short Large-Cap Portfolio and State Street Bank and Trust Company.
     WHEREAS, the Client and State Street are parties to a certain Securities Lending Authorization Agreement dated April 17th , 2009, as amended from time to time (the “Agreement”); and
     WHEREAS, the Client and State Street desire to amend the Agreement as follows;
     NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Client and State Street hereby agree as follows:
1)	The first paragraph of Section 4, titled “Borrowers”, is hereby deleted in its entirety and replaced with the following:
“The Client hereby authorizes State Street to effect Loans of Available Securities of the Client with any person on the Client’s approved list of Borrowers, which list is attached hereto as Exhibit A and may only be modified by amending the Agreement. Each of State Street and the Client acknowledges that the Client’s approved list of Borrowers currently includes State Street Bank and Trust Company, and may in the future include any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an SSB Borrower.)”
2)	Exhibit A to the Agreement is attached hereto.
3)	Except as expressly amended herein, the Agreement shall remain unchanged and shall continue in full force and effect.
4)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.

PACIFIC SELECT FUND, on behalf of the Long/Short Large-Cap Portfolio

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: Vice President		Title: VP & Assistant Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gino L. Timperio
Name: Gino L. Timperio
Title: Senior Managing Director